Exhibit 99.3

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of May 14, 2006, by and among Magellan Holdings, Inc., a Georgia corporation (“Parent”), Globetrot Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on the one hand, and each undersigned stockholder (each, a “Stockholder”) of SSA Global Technologies, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of May 14, 2006, by and among Parent, Merger Sub and the Company (the “Merger Agreement”), Parent has agreed to acquire the outstanding capital stock of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which outstanding shares of capital stock of the Company will be converted into the right to receive the Cash Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement; and

WHEREAS, each Stockholder is the record and legal owner of that number of shares of common stock, par value $0.01 per share (“Common Stock”) of the Company set forth opposite such Stockholder’s name on Exhibit A hereto (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Agreement to Retain Subject Shares.

1.1.          Prior to the Expiration Date (as defined below), each Stockholder agrees not to: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any right or interest therein (“Transfer”); (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 herein); or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares; provided, however, that notwithstanding the foregoing, from the date hereof until the Expiration Date, each Stockholder shall be permitted to Transfer its Subject Shares, or any interest or right therein, to any Affiliate of such Stockholder, provided that, in connection with any such Transfer, such Affiliate shall (x) execute a counterpart to this Agreement and grant a proxy to Parent in form substantially identical to that set forth in Section 3 below, and (y) agree in writing to hold such Subject Shares, or such interest or right therein, subject to the terms and conditions of this Agreement. As used herein, the term “Expiration

Date” shall mean the earlier to occur of (x) the Effective Time, or (y) termination of the Merger Agreement in accordance with the terms thereof.

1.2.          “New Shares” means:

(a)           any shares of capital stock or voting securities of the Company that a Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b)           any shares of capital stock or voting securities of the Company that a Stockholder becomes the beneficial owner of as a result of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Common Stock.

2.             Agreement to Vote Subject Shares and Take Certain Other Action.

2.1.          Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, each Stockholder shall vote or cause to be voted its Subject Shares:

(a)           in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b)           against approval of any proposal made in opposition to or competition with consummation of the Merger;

(c)           against any Acquisition Proposal from any party other than Parent or an Affiliate of Parent;

(d)           against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, sale or transfer of a material amount of the assets or securities of the Company or any of its Subsidiaries (other than in connection with the Merger);

(e)           against any amendment of the Company’s Certificate of Incorporation or By-laws; and

(f)            against any dissolution, liquidation or winding up of the Company.

2.2.          Prior to the Expiration Date, each Stockholder, as the holder of the Subject Shares set forth opposite its name on Exhibit A hereto, shall be present, in person or by proxy, or, using Stockholder’s best efforts and to the full extent legally permitted, attempt to cause the holder of record to be present, in person or by proxy, at all meetings of stockholders of the Company at which the matters referred to in Section 2.1 is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3.          Between the date of this Agreement and the Expiration Date, each Stockholder agrees not to, and will not permit any entity under such Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below) or (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (e) of Section 2.1, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement; provided, however, that notwithstanding anything to the contrary contained herein, at any time prior to the Expiration Date, each Stockholder and its Representatives shall be permitted to participate in any discussions or negotiations with any Person regarding an Opposing Proposal to the extent that (x) such Stockholder’s participation is requested by the Company, and (y) such discussions or negotiations, if conducted by the Company, would then be permitted under the terms of the Merger Agreement.

2.4.          Notwithstanding anything else to the contrary set forth in this Agreement, nothing in this Agreement shall limit or restrict any Representative of any Stockholder from (a) taking any action in such Representative’s capacity as a director of the Company, to the extent applicable, or (b) voting, in such Stockholder’s sole discretion, on any matter other than the matters referred to in Section 2.1.

3.             Grant of Irrevocable Proxy Coupled with an Interest.

3.1.          Solely in the event of a failure by a Stockholder to act in accordance with its obligations as to voting pursuant to Section 2.1 of this Agreement, each such Stockholder hereby revokes any and all other proxies in respect of any Subject Shares and agrees that during the period commencing on the date hereof and ending on the Expiration Date, such Stockholder hereby irrevocably appoints Parent, Merger Sub or any individual designated by Parent or Merger Sub as such Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote (or cause to be voted) the Subject Shares held of record by such Stockholder, in the manner set forth in Section 2.1, at any meeting of the stockholders of the Company, however called.

3.2.          Each Stockholder acknowledges that the proxy set forth in this Section 3 is irrevocable until the Expiration Date, is coupled with an interest, and is granted in consideration of Parent and Merger Sub entering into the Merger Agreement.

3.3.          The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Stockholder’s Subject Shares and a vote by Stockholder of Stockholder’s Subject Shares.

4.             Representations, Warranties and Covenants of Stockholder. Each Stockholder, severally and not jointly, hereby represents, warrants and covenants to Parent as follows:

4.1.          (a) Such Stockholder is the record owner of the Subject Shares; (b) the Subject Shares set forth opposite its name on Exhibit A hereto constitute such Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances, provided that (i) the Subject Shares beneficially owned by GapStar, LLC (“GapStar”) have been pledged to a financial institution to secure certain obligations to such financial institution and (ii) if GapStar acquires beneficial ownership of any New Shares after the date of this Agreement and prior to the Expiration Date, then such New Shares shall also be subject to such pledge and security interest; (d) such Stockholder has voting power and the power of disposition with respect to all of the Subject Shares set forth opposite it name on Exhibit A hereto outstanding on the date hereof, and will have voting power and power of disposition with respect to all of the Subject Shares acquired by such Stockholder after the date hereof; and (e) such Stockholder’s principal residence or place of business is accurately set forth on Exhibit A hereto.

4.2.          Such Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement by such Stockholder does not, and the performance of Stockholder’s obligations hereunder will not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.

4.3.          Each Stockholder hereby unconditionally and irrevocably instructs the Company not to, (a) permit the Transfer or, or any grant of authority to vote with respect to, its Subject Shares, in violation of this Agreement on its books and records by such Stockholder, (b) issue a new certificate representing any such Subject Shares or (c) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.

5.             Termination. This Agreement and the proxy granted pursuant to Section 3.1 hereof and all obligations of each Stockholder hereunder and thereunder shall terminate and shall have no further force or effect as of the Expiration Date.

6.             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.             Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.             Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.             Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at Law for a violation of any of the covenants or agreements of each Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at Law or in equity and each such Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

10.           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           If to Stockholder, to:

The address set forth opposite such Stockholder’s name on Exhibit A with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019

Attn:  Douglas A. Cifu, Esq.

Tel:  (212) 373-3436
Fax: (212) 757-3990

(b)           if to Parent or Merger Sub, to:

Magellan Holdings, Inc.

13560 Morris Road

Alpharetta, GA 30004
Attention:          Chief Executive Officer
Telephone:        (678) 319-8554
Facsimile:           (678) 319-7951

with a copy to:

Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111
Attention:          David Dominik
                            Prescott Ashe

Telephone:        (415) 627-4500
Facsimile:           (415) 627-4501

and a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601-6636

Attention:          Jeffrey C. Hammes, P.C.
                            Gary M. Holihan, P.C.

Telephone:        (312) 861-2000

Facsimile:           (312) 861-2200

or to such other address as any party hereto may designate for itself by notice given as herein provided.

11.           Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

12.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

13.           Submission to Jurisdiction. Each party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the State of Delaware or the Court of Chancery of the State of Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts, in the manner provided for notice in Section 10 or otherwise. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 13.

14.           No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

15.           Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

16.           Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

17.           Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

18.           Several Liability. The representations, warranties, covenants and agreements of each Stockholder are made and given severally only, and not jointly and severally, and no Stockholder shall have any liability to Parent, Merger Sub, the Company or any other person for any breach of this Agreement by any other Stockholder party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

MAGELLAN HOLDINGS, INC.

/s/ C. James Schaper
By: C. James Schaper
Its: President

GLOBETROT MERGER SUB, INC.

/s/ C. James Schaper
By: C. James Schaper
Its: President

STOCKHOLDERS:

GENERAL ATLANTIC PARTNERS 76, L.P.
By:	GENERAL ATLANTIC LLC,
its General Partner

By:	/s/ William E. Ford
Name: William E. Ford
Title: President and Managing Director

GENERAL ATLANTIC PARTNERS 77, L.P.
By:	GENERAL ATLANTIC LLC,
its General Partner

By:	/s/ William E. Ford
Name: William E. Ford

GENERAL ATLANTIC PARTNERS 80, L.P.
By: GENERAL ATLANTIC LLC,
its General Partner

By:	/s/ William E. Ford
Name: William E. Ford
Title: President and Managing Director

GAPSTAR, LLC
By: GENERAL ATLANTIC LLC,
its Sole Member

By:	/s/ William E. Ford

GAP COINVESTMENT PARTNERS II, L.P.

By:	/s/ William E. Ford
Name: William E. Ford
Title: A General Partner

GAP COINVESTMENTS III, LLC

By:	/s/ William E. Ford
Name: William E. Ford
Title: A Managing Member

GAP COINVESTMENTS IV, LLC

By:	/s/ William E. Ford
Name: William E. Ford
Title: A Managing Member

GAPCO GMBH & CO. KG
By: GAPCO MANAGEMENT GMBH,
its General Partner

By:	/s/ William E. Ford
Name: William E. Ford
Title: Managing Director

EXHIBIT A

Stockholder	Existing Shares	Address
General Atlantic Partners 76, L.P.	13,401,341	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207
General Atlantic Partners 77, L.P.	14,346	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207
General Atlantic Partners 80, L.P.	1,283,987	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207
GapStar, LLC	182,964	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207
GAP Coinvestment Partners II, L.P.	784,363	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207
GAP Coinvestments III, LLC	76,401	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207

GAP Coinvestments IV, LLC	19,924	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attn: David A. Rosenstein Tel: (203) 629-8644 Fax: (203) 618-9207
GAPCO GmbH & Co. KG	21,617	c/o General Atlantic GmbH Koenigsallee 62 40212 Duesseldorf Germany Attn: David A. Rosenstein Tel: +49-211-602-88880 Fax: +49 211 602 88857

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